Exhibit 107 Calculation of Filing Fee Tables Form S-8 (Form Type) Acacia Research Corporation (Exact Name of Registrant as Specified in its Charter) Table 1: Newly Registered Securities Security Type Security Class Title Fee Calculation Rule Amount Registered (1) Proposed Maximum Offering Price Per Common Share Maximum Aggregate Offering Price Fee Rate Amount of Registration Fee (2) Equity Common Stock, par value $0.001 per share Other 1,001,520 (2) $4.16 (3) $4,166,323.20 (3) 0.00014760 $615 Equity Common Stock, par value $0.001 per share Other 3,702,022 (4) $5.51 (5) $20,398,141.22 (5) 0.00014760 $3,011 Total Offering Amounts $24,564,464.42 $3,626 Total Fee Offsets N/A Net Fee Due $3,626 (1) Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), there are also being registered suc h additional shares of common stock of Acacia Research Corporation (the “Common Shares”) as may become issuable pursuant to the adjustment provisions of the 2016 Acacia Research Corporation Stock Incentive Plan, as amended (the “2016 Plan”). (2) Represents 1,001,520 Common Shares reserved for issuance pursuant to stock option awards (“Options”) outstanding under the 201 6 Plan as of the date of this Registration Statement on Form S-8. (3) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act, and based on the weighted-average exercise price for outstanding Options granted pursuant to the 2016 Plan as of the date of this Registration Statement on Form S-8. (4) Represents up to 3,702,022 additional Common Shares reserved for issuance pursuant to the 2016 Plan. (5) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securi ties Act, and based on the average of the high and low prices of the Common Shares as reported on The Nasdaq Stock Market LLC on May 31, 2024, which is within five business days prior to filing this registration statement.